Exhibit 99.1
Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY 10018

January 6, 2022
VIA EMAIL
MedMen NY, Inc.
c/o MM Enterprises USA, LLC
10115 Jefferson Blvd.
Culver City, CA 90232
Attention: Dan Edwards
[***]
with a copy to:
Raines Feldman LLP
1800 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Jonathan Littrell
[***]

Re: MedMen NY, Inc. Regulatory Compliance
Dear Dan:
Reference is made to that certain Investment Agreement dated February 25, 2021 (the “Investment Agreement”) by and among MedMen NY, Inc., a New York corporation (the “Company”), MM Enterprises USA, LLC, a Delaware limited liability company (“Company Parent”, and together with the Company, the “Company Parties”), AWH New York, LLC, a New York limited liability company (the “Investor”), and Ascend Wellness Holdings, Inc., a Delaware corporation (“Investor Parent”, and together with Investor, the “Investor Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Investment Agreement.
The position of the Company Parties that the conditions contained in Section 7.1(b) of the Investment Agreement were not satisfied by the Outside Date is absurd. As the correspondence attached hereto as Exhibit A indicates, the determination of the Office of Cannabis Management (the “OCM”) of the Cannabis Control Board of the State of New York (the “CCB”) is that the CCB’s approval of the transaction on December 16, 2021, was the final approval necessary to enact the transfer in ownership. Your assertion that OCM’s final approval is not sufficient because you expected or hoped for a different process is without any basis in law. It is for the State agency charged with the responsibility to implement the law to decide what is an approval, not the Company Parties. What is more, it demonstrates a disrespect for State regulatory authority that is damaging to the Company and is contrary to the Investment Agreement.
In particular, we have concerns that the Company Parties and MedMen Enterprises, Inc., the parent company of the Company Parties (“MedMen”), have failed to maintain compliance with their regulatory obligations under applicable laws and regulations of the State of New York as they are required to under New York law and under the provisions of the Investment Agreement, including

Section 5.01(a)(i). For example, it appears as though neither the Company Parties nor MedMen obtained approval from the relevant authorities for at least one, and possibly more, changes of control of the Company. In addition, it does not appear as though MedMen or the Company delivered the required notices to the regulatory authorities for changes in the Company’s corporate officers.
Our concern about potential major compliance violations, in violation of New York law and in breach of the terms of the Investment Agreement, appears to be shared by the OCM, as such potential violations were identified by the OCM in its correspondence attached hereto as Exhibit A.
As you point out, under the Investment Agreement, the Company Parties were required to use commercially reasonable efforts to obtain, or cause to be obtained, all Permits, consents authorizations and approvals from all Governmental Authorities that may be or become necessary for the completion of the transaction. The parties were required to not willfully take any action that would have the effect of delaying, impairing or impeding the receipt of any required Permits, consents, authorizations, orders and approvals. It is disingenuous to cite that provision as justifying your breach when, in fact, it was the Company Parties who for months failed to make any meaningful effort to obtain approval even though it was the Company that submitted the request to New York regulators to approve the transaction. Now having received the approval you requested, you seek to denigrate the approval and the actions of regulators who did exactly what you and we requested.
Finally, your actions and letter demonstrate a cavalier and disrespectful approach to the needs of New York patients and communities. They should not be pawns in your corporate machinations. The expectation of New Yorkers is that cannabis companies will honor their commitments so that patients know they are dealing with reputable enterprises.
Per the terms of the Investment Agreement, the Company Parties may not terminate the Investment Agreement as you purport to have done. Rather, all conditions set forth in Section 7.1 were met or waived by the Outside Date and the Investment Agreement requires specific performance and immediate close. In response to the other allegations included in your letter to us dated January 5, 2022, we deny them in all respects, and are confident that if such claims are adjudicated, we will be the prevailing party in any such dispute. The Investor Parties reserve all rights.
As previously stated, we remain committed to honoring our commitments in the Investment Agreement and closing the transaction as soon as possible and are willing to waive your breaches in order to close the transaction as soon as possible. If you would like to discuss the Initial Closing process, please feel free to call me at [***] or email me at [***].

Regards,

/s/ Dan Neville
Dan Neville, Chief Financial Officer and Vice President, on behalf of the Investor Parties

Exhibit A
From: Zahnleuter, Rick (OCM) [***]
Sent: Wednesday, December 29, 2021 9:49 PM
To: dan.edwards@medmen.com; Iselin, Harold (Shld‐ALB‐HC‐GovLP) <IselinH@gtlaw.com>
Subject: MedMen and Ascend Investment Agreement

Dan and Harold,
I am writing to follow up our various communications in the past several days.
As you are aware, the Cannabis Control Board passed this resolution at its December 16, 2021, meeting:
“RESOLVED, the Board approves by majority vote through the adoption of this resolution, the change of ownership of MedMen NY, Inc, contingent on the review of the proposed investment by the Office staff for compliance with the Cannabis Law, its corresponding regulations, and any other contingencies and conditions as determined by the Board and Office.”
This is to confirm that the Board, effective December 16, 2021, approved of the referenced change in ownership of MedMen NY, Inc. While such approval constitutes final approval for the purposes of closing the transaction and enacting the transfer of ownership, MedMen NY, Inc., must, as an ongoing Registered Organization, on a continuing basis, comply with all statutory and regulatory requirements, obligations and terms of operation. The Office of Cannabis Management will continue to hold MedMen NY, Inc., accountable for any acts or omissions constituting violations of such provisions of law, whether in the past, present or future, including but not limited to, non‐compliance with the prior written approval provisions of Section 1004.10(b)(5).
In addition, this is to confirm that, in accordance with the representation in the attached December 17, 2021 letter to me from the President of AWH New York, LLC, MedMen NY, Inc., “shall continue current operations to maintain patient access and supply” regardless of this approved change in ownership, and as an ongoing Registered Organization. The Office of Cannabis Management will hold MedMen NY, Inc., accountable for violations of such representation.

Rick
Richard J. Zahnleuter
General Counsel
New York State Office of Cannabis Management
1220 Washington Avenue
Building #9, 4th Floor, Harriman State Office Campus
Albany, NY 12227
[***]
[***]